                                                                    EXHIBIT 2.14


                         AGREEMENT AND PLAN OF MERGER



                                BY AND BETWEEN



                              IXL HOLDINGS, INC.,



                              IXL-NEW YORK, INC.


                            MICRO INTERACTIVE, INC.


                                      AND


                            THE MICRO SHAREHOLDERS



                            DATED AS OF May 4, 1998

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER is entered into this 4th day of May, 1998, by and between MICRO INTERACTIVE, INC., a New York corporation ("Micro"), IXL HOLDINGS, INC., a Delaware corporation ("Parent"), IXL-NEW YORK, INC., a Delaware corporation, or its successors or assigns ("Sub"), and the shareholders of Micro as listed on the signature page hereto (the "Micro Shareholders").

                               R E C I T A L S:
                               - - - - - - - -

     A. Micro is engaged in the business of designing and producing interactive multimedia software applications (the "Micro Business").

     B. Micro and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

     C. The Micro Shareholders collectively own 100% of the issued and outstanding capital stock of Micro (the "Micro Stock").

     D. The respective Boards of Directors of Parent, Sub and Micro, and the respective shareholders of Sub and Micro, have approved the Merger, upon the terms and subject to the conditions set forth herein.

     E. The parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                   ARTICLE I

                                  THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), (a) Micro shall be merged with and into Sub, (b) the separate existence of Micro shall cease, and (c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXL-New York, Inc. For purposes of this Agreement, Sub shall be referred to, for the period commencing on the Effective Time, as the "Surviving Corporation".

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     1.2  CLOSING AND CLOSING DATE.  Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections
7.1 and 7.2 hereto (the "Closing Date") at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, unless another date, time or place is agreed to by the parties.

     1.3 EFFECTIVE TIME OF THE MERGER. At the Closing, the parties hereto shall cause (a) a certificate of merger (the "Delaware Certificate of Merger") to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"); and (b) a certificate of merger (the "New York Certificate of Merger"; collectively with the Delaware Certificate of Merger, the "Certificate of Merger") to be filed with the office of the Department of State of the State of New York in accordance with the provisions of the New York Business Corporation Law (the "BCL"). When used in this Agreement, the term "Effective Time" shall mean the time when the Delaware Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware and the New York Certificate of Merger has been accepted for filing by the Department of State of the State of New York, or such time as otherwise specified in the Certificate of Merger.

     1.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL and the BCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.


                                  ARTICLE II

                           THE SURVIVING CORPORATION

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Sub, a form of which is attached hereto on Schedule 5.1, shall be the
                                           ------------
Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.2 BYLAWS. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub are included on Schedule 5.1 hereto.

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     2.3  BOARD OF DIRECTORS; OFFICERS.  The Board of Directors and officers of
Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.


                                  ARTICLE III

                             CONVERSION OF SHARES

     3.1  MERGER CONSIDERATION.  As of the Effective Time:

          (a) All shares of Micro Stock owned by Micro shall, by virtue of the Merger and without any action on the part of any stockholder, officer or director of Micro or Sub, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) The issued and outstanding shares of Micro Stock owned by those Micro Shareholders listed on Schedule 3.1(b) hereto shall, upon surrender to Sub
                             ---------------
at the Closing of the underlying share certificates, be converted into, and become exchangeable for, the amount of cash listed opposite such Micro Shareholder's name on Schedule 3.1(b).
                      ---------------

          (c) The issued and outstanding shares of Micro Stock (other than shares of Micro Stock owned by the Micro Shareholders listed on Schedule 3.1(b) shall, upon surrender to Sub at the Closing of the underlying share certificates, be converted into, and become exchangeable for, a number of shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.01 par value (the "Parent Stock") and the amount of cash listed opposite such Micro Shareholder's name on Schedule 3.1(c) hereto.
                            ---------------

          (d) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any stockholder, officer or director of Micro or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     3.2  Intentionally omitted.

     3.3 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing Micro Stock shall cease to have any rights as stockholders of Micro, except as provided herein or by law.

     3.4 CLOSING OF MICRO'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of Micro shall be closed and no transfer of Micro Stock shall be made thereafter. If, after the Effective time, certificates for Micro Stock are presented to Parent

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or the Surviving Corporation, they shall be canceled and exchanged for an amount of Parent Stock as set forth in Section 3.1 hereof.


                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF MICRO

     Micro, and Steven C. Baum and Eric H. Freedman (collectively, the "Controlling Shareholders"), severally represent and warrant to Parent and Sub the representations and warranties set forth in this Article IV, which shall survive the Closing in accordance with Section 10.1 of this Agreement.

     4.1 ORGANIZATION AND QUALIFICATION. Micro is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Micro has the requisite corporate power and authority to carry on the Micro Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificate of Incorporation and Bylaws of Micro as in effect on the date hereof are attached as Schedule 4.1 hereto. The minute book of Micro, a true and
                ------------
complete copy of which has been delivered to Parent, (a) accurately reflects all action taken by the directors and shareholders of Micro at meetings of Micro's Board of Directors or shareholders, as the case may be; and (b) contains true and complete copies of, or originals of, the respective minutes of all meetings or consent actions of the directors or shareholders.

     4.2 AUTHORITY. Micro has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Micro have been duly and validly authorized and approved by Micro's Board of Directors and the Micro Shareholders, and no other corporate or shareholder proceedings on the part of Micro, its Board of Directors or the Micro Shareholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Micro and each Micro Shareholder, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of Micro and each Micro Shareholder, enforceable against Micro and each Micro Shareholder in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     4.3  CAPITALIZATION.

          (a) The authorized capital stock of Micro consists of 3,000,000 shares of common stock, $.01 par value, of which 796,000 shares are validly issued and

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outstanding, fully paid and nonassessable.  All outstanding capital stock of
Micro was issued in accordance with applicable federal and state securities laws. Except as set forth on Schedule 4.3(a) hereto, there are no options,
                              ---------------
warrants, calls, agreements, commitments or other rights presently outstanding that would obligate Micro or the any of the Micro Shareholders to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, Micro has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Micro. Schedule
                                                                      --------
4.3(a) set forth a list of all holders of record of Micro Stock, Micro Stock
------
Rights (as defined in Section 6.6(a) hereof) the number of shares held by each Micro Shareholder and the number of shares of capital stock of Micro represented by the Micro Stock Rights (as defined in Section 6.6 hereof), and the exercise price for each such Micro Stock Right.

          (b) All of the issued and outstanding shares of capital stock of Micro are validly issued, fully paid and nonassessable. Except as set forth on
Schedule 4.3(b) hereto, the Micro Stock is free and clear of any lien, charge,
---------------
security interest, pledge, option, right of first refusal, voting proxies or other voting agreements, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

     4.4 SUBSIDIARIES. Micro has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

     4.5  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.  Except as set forth on
Schedule 4.5 hereto, none of the execution and delivery of this Agreement by
------------
Micro or the Micro Shareholders, the consummation by Micro and the Micro Shareholders of the transactions contemplated hereby or compliance by Micro with any of the provisions hereof will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of Micro;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Micro or the Micro Shareholders, or by which Micro or its properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Micro is a party or by which Micro or its properties may be bound or affected;

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          (d)  result in the creation of any Lien on any of the property or assets of Micro; or

          (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), of (i) any government or subdivision thereof, whether domestic, foreign or multinational, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (a "Governmental Entity"), except for the filing of the Certificate of Merger pursuant to the DGCL and the BCL; or (ii) any other individual or Entity (collectively, a "Person").

     4.6 FINANCIAL STATEMENTS. Micro has heretofore furnished Parent with a true and complete copy of (a) the financial statements of Micro for the years ended December 31, 1995 and 1996; and (b) the unaudited financial statements of Micro for the year ended December 31, 1997 and the three month period ended December 31, 1997 (collectively herein referred to as the "Micro Financial Statements"). Except as disclosed therein, the Micro Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except for the absence of footnotes and normal year-end adjustments in the case of the Micro Financial Statements for the period ended December 31,
1997) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Micro as of the dates, and during the periods, indicated therein.

     4.7  ABSENCE OF CHANGES.  Except as provided in Schedule 4.7 hereto and
                                                     ------------
except as contemplated by this Agreement, since December 31, 1997, (a) there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material assets or properties of Micro except in the ordinary course of business consistent with past practice; (b) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of Micro in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any shares of the capital stock of Micro or any split, combination or reclassification of any of Micro's capital stock or the issuance or authorization of any issuance of any stock; (c) there has been no declaration, payment, or commitment for the payment, by Micro, of a bonus or other additional salary, compensation, or benefit to any employee of Micro that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (d) there has been no release, compromise, waiver or cancellation of any material debts to or material claims by Micro, or waiver of any material rights of Micro; (e) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (f) there has been no change in accounting principles, methods or practices or revaluation of any assets of Micro (other than Micro Accounts Receivable (as defined in Section
4.26 hereof) written down in the ordinary course of business that are not in excess of $10,000 for any single Micro Account Receivable and $25,000 in the aggregate); (g) there has been no material damage, destruction or loss of physical property (whether or not covered by insurance) adversely affecting the Micro Business or the operations of Micro; (h) there has been no loan by Micro, or guaranty by Micro of any loan, to any employee of Micro; (i) Micro

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has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Micro;
(j) there has been no termination or resignation of any key employee or officer of Micro, and to the knowledge of Micro, no such termination or resignation is threatened; (k) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Micro Business, to which Micro is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated by this Agreement; (l) Micro has not failed to satisfy any of its debts, obligations or liabilities related to the Micro Business or the assets of Micro as the same become due and owing (except for Micro Accounts Payable (as defined in Section 4.27 hereof), payable in accordance with past practices and in the ordinary course of business); (m) there has been no agreement or commitment by Micro to do any of the foregoing; and (n) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of Micro.

     4.8  UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 4.8 hereto,
                                                           ------------
Micro has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Micro; (b) liabilities reflected on the Micro Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated by this Agreement.

     4.9  TITLE TO PROPERTIES.  Except as set forth on Schedule 4.9 hereto,
                                                       ------------
Micro has good and marketable title to all tangible property and assets used in the Micro Business, and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.12 hereof).

     4.10 EQUIPMENT.  Except as set forth on Schedule 4.10 hereto, each material
                                             -------------
item of tangible personal property (including, without limitation, computer hardware) necessary for or used in the operation of the Micro Business in the manner in which it has been and is now operated by Micro is in good condition and repair, ordinary wear and tear excepted.

     4.11 INTELLECTUAL PROPERTY.

          (a) Micro has furnished, or will prior to Closing furnish, Parent with a true and complete list of all material proprietary technology, and all patents, registered trademarks, registered trade names, registered service marks and registered copyrights, used in the conduct of the Micro Business. Micro owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the intellectual property rights identified in the preceding sentence, along with all material patent rights, trademark rights, trade name rights, service mark rights, copyrights, trade secrets and know how used by Micro in the conduct of the Micro Business (collectively, the "Micro Intellectual Property Rights"), free of any obligation to make any payment

(whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Micro, threatened, that Micro is infringing or otherwise adversely affecting the rights of any Person with regard to any Micro Intellectual Property Right. To the knowledge of Micro, no Person is infringing the rights of Micro with respect to any Micro Intellectual Property Right. To the knowledge of Micro, neither Micro nor any employee, agent or independent contractor of Micro, in connection with the performance of such Person's services with Micro, has used, appropriated or disclosed, directly or indirectly, any trade secrets or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person. Micro has not received any notice that use of the name "Micro Interactive" in connection with the Micro Business infringes upon the rights of any Person.

          (b) Micro has furnished, or will prior to Closing furnish, Parent with a true and complete list of all material computer software used by Micro in the conduct of the Micro business other than shrinkwrap software (the "Micro Software"). Micro currently licenses, or otherwise has the legal right to use, all of the Micro Software (including any upgrades, alterations or enhancements with respect thereto), and to the knowledge of Micro all of the Micro Software is being used in compliance with any applicable licenses or other agreements.

     4.12 REAL PROPERTY.  Except as set forth on Schedule 4.12 hereto:
                                                 -------------

          (a) Micro has good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Micro Business (the "Micro Real Property"). Micro owns no real property. Except for Permitted Liens, and for the items set forth on Schedule
                                                                      --------
4.12, there are no Liens on Micro's interest in any of the Micro Real Property.
----

          (b) There are no parties in possession of any portion of the Micro Real Property other than Micro, whether as sublessees, or subtenants at will.

          (c) To the knowledge of Micro, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the Micro Leases (as hereinafter defined), any material expenditure by Micro to modify or improve any of the Micro Real Property to bring it into compliance therewith.

     4.13 LEASES.  Schedule 4.13 hereto sets forth a list of all leases pursuant
                   -------------
to which Micro leases, as lessor or lessee, real or personal property used in operating the Micro Business or otherwise (the "Micro Leases"). Copies of the Micro Leases, which have previously been provided to Parent, are true and complete copies thereof. All of the Micro Leases are valid, binding and enforceable against Micro and, to the knowledge of Micro, against the other parties thereto, in accordance with their respective terms, and there is not under any such Micro Lease any existing default by Micro, or, to the knowledge of Micro, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Micro has not received notice

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that the lessor of any of the Micro Leases intends to cancel, suspend or terminate the Micro Leases or to exercise or not exercise any options under any of the Micro Leases.

     4.14 CONTRACTS.  Schedule 4.14 hereto sets forth a true and complete list
                      -------------
of all contracts, agreements and commitments (whether written or oral) to which Micro is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it is otherwise bound, including, without limitation, any service agreements, customer agreements (the names of the counterparties to which shall be furnished to Parent prior to Closing), supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to Micro Intellectual Property Rights and the like (collectively, the "Micro Contracts"); excepting only these Micro Contracts which involve less than $10,000. Micro represents and warrants that the aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which Micro is a party or by which it is otherwise bound, and that are not listed on
Schedule 4.14, is less than $50,000 (calculating such value by adding together
-------------
the value of rights and obligations, and not by determining the net amount thereof).

     True and complete copies of each Micro Contract (or a true and complete narrative description of any material oral Micro Contract) have previously been provided to Parent, except for customer agreements, which shall be provided prior to Closing. Neither Micro nor, to the knowledge of Micro, any other party to any of the Micro Contracts, (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Micro Contracts, or (y) has waived any right it may have under any of the Micro Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of Micro.
All of the Micro Contracts constitute the valid and binding obligation of Micro, enforceable in accordance with their respective terms, and, to the knowledge of Micro, the other parties thereto.

     4.15 DIRECTORS AND OFFICERS.  Schedule 4.15 hereto sets forth a list, as of
                                   -------------
the date of this Agreement, of the name of each director and officer of Micro and the offices held by each.

     4.16 PAYROLL INFORMATION. Micro will provide Parent prior to Closing with a true and complete copy of the payroll report of Micro as of a date within 30 days of the execution and delivery of this Agreement, showing all current employees of Micro and their current levels of compensation, other than bonuses and other extraordinary compensation. Micro has paid all compensation required to be paid to employees of Micro on or prior to the date hereof other than compensation, vacation pay and benefits accrued through the current pay period.

     4.17 LITIGATION.  Except as set forth on Schedule 4.17 hereto, there is no
                                              -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Micro, threatened against or affecting Micro or the Micro Business, nor is there any judgment,

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decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Micro.

     4.18 EMPLOYEE BENEFIT PLANS/LABOR RELATIONS.

          (a)  Except as disclosed in Schedule 4.18 hereto, there are no
                                      -------------
employee benefit plans, agreements or arrangements maintained by Micro, including, without limitation, (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "Micro Benefit Plans"). All Micro Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Micro under any Micro Benefit Plans.

          (b) Micro is not a party to any collective bargaining agreement, no collective bargaining agent has been certified as a representative of any of the employees of Micro, no representation campaign or election is now in progress with respect to any employee of Micro and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Micro, threatened, relating to or affecting the Micro Business. To the knowledge of Micro, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

     4.19 ERISA.

          (a) All Micro Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of Micro Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No Micro Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Micro has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Micro Benefit Plans that would subject Micro to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Micro has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 4.19 hereto or pursuant to the
                                         -------------
terms of Micro Benefit Plans, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Micro, (ii) increase any benefits otherwise payable under any Micro Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

          (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Micro Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with Micro under Section 4001 of ERISA or
Section 414 of the Code, within the 12-month period ending on the date hereof. Micro has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Micro Benefit Plan that remains unpaid.

     4.20 TAXES.

          (a) Micro has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Micro on or prior to the date hereof. Micro has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Micro (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Micro Financial Statements). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

          (b) Micro is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

          (c) Micro has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and Micro has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     4.21 COMPLIANCE WITH APPLICABLE LAWS. Micro holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary, if any, to own, lease or operate all of the assets and properties of Micro, as appropriate, and to carry on the Micro Business as now conducted (the "Micro Permits"). To the knowledge of Micro, Micro is in material compliance with all applicable laws, ordinances and regulations that relate to the Micro Business. There are no Micro Permits.

     4.22 BOARD OF DIRECTOR/SHAREHOLDER CONSENT. Both the Board of Directors of Micro and the Micro Shareholders have adopted and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     4.23 BROKERS.  Except as set forth on Schedule 4.23 hereto, no broker or
                                           -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated by this Agreement as a result of arrangements made by or on behalf of Micro.

     4.24 ENVIRONMENTAL MATTERS.

          (a) Micro is not a party to any litigation or administrative proceeding nor, to the knowledge of Micro, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that Micro (i) violated any Environmental Laws (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other response action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substances; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substances.

          (b) To the knowledge of Micro, Micro is not subject to any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Laws.

          (c) For purposes of this Agreement, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements), relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including, without limitation, any petroleum products, asbestos or polychlorinated biphenyls.

     4.25 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as provided in Schedule 4.25 hereto, no officer, director, shareholder or employee of Micro
   -------------
and no immediate family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Micro, or in any Person from whom or to whom Micro leases any real or personal property, or in any other Person with whom Micro is doing business whether directly or indirectly (including, without limitation, as a debtor or creditor), whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded outstanding stock of such corporation.

     4.26 ACCOUNTS RECEIVABLE.  Except as provided in Schedule 4.26 hereto, all
                                                      -------------
accounts, notes, contracts and other receivables of Micro (collectively, "Micro Accounts Receivable") were acquired by Micro in the ordinary course of business arising from bona fide transactions.

     4.27 ACCOUNTS PAYABLE. All material accounts, notes, contracts and other amounts payable of Micro (collectively, "Micro Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. Micro has previously provided Parent with a true and complete aging report prepared as of December 31, 1997, and which shows the time elapsed since invoice date for all Micro Accounts Payable as of such date.

     4.28 INSURANCE. Micro currently maintains, in full force and effect, all insurance policies that are required to be maintained for the conduct of the Micro Business or the ownership of Micro 's property (both real and personal) (collectively, the "Micro Insurance Policies"). The Micro Insurance Policies are listed on Schedule 4.28 hereto, and true and compete copies of all Micro
              -------------
Insurance Policies have previously been provided to Parent. Micro (a) is not in default regarding the provisions of any Micro Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or present any material claim thereunder in a due and timely fashion.

     4.29 BANKRUPTCY. Micro has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     4.30 Intentionally omitted.

     4.31 ACCREDITED INVESTORS; INVESTMENT PURPOSE. Each Micro Shareholder receiving Parent Stock in the Merger represents that he is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Each Micro Shareholder receiving Parent Stock in the Merger further represents that he is acquiring the Parent Stock solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Each Micro Shareholder receiving parent Stock in the Merger agrees that he will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or other acquire or take a pledge of any such shares) except in compliance with the Securities Act and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Stockholders' Agreement (as defined in Section 7.2(e) hereof).

     4.32 RESTRICTIONS ON TRANSFER. Each Micro Shareholder receiving Parent Stock in the Merger acknowledges that (a) the Parent Stock received by him hereunder has not been registered under the Securities Act; (b) the Parent Stock may be required to be held indefinitely, and each Micro Shareholder must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

     4.33 ABILITY TO BEAR RISK; ACCESS TO INFORMATION; SOPHISTICATION. Each Micro Shareholder receiving Parent Stock in the Merger represents and warrants that (a) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him hereunder for an indefinite period;
(b) he can afford to suffer the complete loss of such Parent Stock; (c) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Sub and Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary;
(d) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock;
(e) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; (f) he has (i) reviewed the Private Placement Memorandum of Parent dated as of April 20, 1998 (including revisions thereto, the "Memorandum"); (ii) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined), and (iii) does not require additional information regarding Parent or its Subsidiaries in connection with the merger.

     4.34 DISCLOSURE. No statement of fact by Micro or a Micro Shareholder contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein contained, in light of the circumstances under which they were made, not materially misleading.


                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Each of Parent and Sub jointly and severally represents and warrants to Micro and the Micro Shareholders, which representations and warranties shall survive the Closing in accordance with Section 9.1 of this Agreement, as follows:

     5.1 ORGANIZATION AND QUALIFICATION. Each of Parent and its Subsidiaries (as defined in Section 10.12 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached as
Schedule 5.1 hereto.
------------

     5.2 AUTHORITY. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective Board of Directors and by Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective boards of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by Micro and the Micro Shareholders, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     5.3 NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. None of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby or compliance by Parent and Sub with any of the provisions hereof will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

          (e)  require any Consent of (i) any Governmental Entity (except for
(x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Merger pursuant to the DGCL and the BCL) or
(ii) any other Person.

     5.4  LITIGATION.  Except as set forth on Schedule 5.4 hereto, there is no
                                              ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

     5.5  BROKERS.  Except as disclosed on Schedule 5.5 hereto, No broker or
                                           ------------
finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     5.6  PARENT STOCK.

          (a) As of the date hereof the authorized capital stock of Parent consists of (i) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 8,869,010 shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued pursuant to this Agreement), fully paid and nonassessable;
(ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 172,452 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6 hereto, there are no
                                       ------------
options, warrants, calls, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right (without taking into account any options to be issued pursuant to this Agreement). In addition to the foregoing, as of the date hereof, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

          (b) The holders of record, immediately prior to the Effective Time, of the outstanding shares of capital stock of Parent, together with the number of shares of capital stock then outstanding, are set forth on Schedule 5.6
                                                              ------------
hereto.

          (c) When delivered to the Micro Shareholders in accordance with the terms hereof, the Parent Stock will (i) be duly authorized, fully paid and nonassessable, and (b) be free and clear of all Liens other than restrictions imposed by the Stockholders Agreement and by federal and state securities laws.

     5.7  SUBSIDIARIES.  Except as set forth on Schedule 5.7 hereto, Parent has
                                                ------------
no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7 hereto lists the name of each of the Subsidiaries of
             ------------
Parent, and indicates their respective jurisdictions of incorporation. Parent owns 100% of each Subsidiary (including all of Sub's outstanding shares, consisting of 100 shares of common stock, $.01 par value) or other Entity listed on Schedule 5.7 hereto, except as indicated on such Schedule.
   ------------

     5.8 FINANCIAL STATEMENTS. Parent has heretofore furnished Micro with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (b) audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996; and
(d) the audited consolidated financial statements for Parent and its Subsidiaries, as of December 31, 1997. Such financial statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flows of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared each in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

     5.9  UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 5.9 hereto,
                                                           ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of the Parent and its Subsidiaries, taken as a whole; (b) liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated by this Agreement.

     5.10 COMPLIANCE WITH APPLICABLE LAWS. Parent or its Subsidiaries holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

     5.11 BOARD OF DIRECTOR SHAREHOLDER CONSENT. Both the Board of Directors of Parent and the Board of Directors and shareholders of Sub have, by unanimous written consent, adopted and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     5.12 BANKRUPTCY. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     5.13 ABSENCE OF CHANGES.  Except as provided in Schedule 5.13 hereto, since
                                                     -------------
December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (e) any material change in its accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     5.14 TAXES. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the date hereof. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

     5.15 DISCLOSURE. The Memorandum does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein contained, in light of the circumstances under which they were made, not materially misleading.

     5.16 INTELLECTUAL PROPERTY.

          (a) Parent and each of its Subsidiaries owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service mark rights and copyrights used by Parent or any of its Subsidiaries in the conduct of their respective businesses (together with trade secrets and know how used in the conduct of such businesses, the "IXL Intellectual Property Rights"), free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Parent, threatened, that Parent or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any IXL Intellectual Property Right. To the knowledge of Parent, no Person is infringing the rights of Parent or any of its Subsidiaries with respect to any IXL Intellectual Property Right. To the knowledge of Parent, neither Parent, nor Subsidiary nor any employee, agent or independent contractor of Parent or any of its Subsidiaries, in connection with the performance of such Person's services with Parent or any of its Subsidiaries, has used, appropriated or disclosed, directly or indirectly, any trade secrets or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person. Parent has not received any notice that use of the name "IXL" or "IXL Interactive Excellence" in connection with the business of Parent infringes upon the rights of any Person.

          (b) Parent and its Subsidiaries currently license, or otherwise have legal right to use, all of the material computer software used by Parent and its Subsidiaries in the conduct of the business of Parent and its Subsidiaries (together with any upgrades, alterations or enhancements with respect thereto, the "IXL Software"), and, to the knowledge of Parent, all of the IXL Software is being used in compliance with any applicable licenses or other agreements.

     5.17 INTERIM TRANSACTIONS.

          (a) It is contemplated that, after the execution hereof but on or before the Closing Date, Parent may enter into merger agreements with one or more of Digital Planet (the "Digital Merger"), Spin Cycle Entertainment (the "Spin Cycle Merger"), InTouch Interactive, Inc. (the "InTouch Merger") and Denovo New Media, Ltd. (the "Denovo Merger"), pursuant to which Parent may issue
(i) an aggregate of up to 700,000 additional shares of Parent Stock, (ii) an aggregate of up to 65,000 options on Parent Stock, and (iii) up to 20,000 warrants with respect to Parent Stock.

          (b) Notwithstanding anything to the contrary herein, after the date hereof through the Closing Date (i) Schedules 5.6, 5.7, 5.9 and 5.13 hereto may
                                    --------------------------------
be revised, to reflect the closings of the Digital Merger, Spin Cycle Merger, Denovo Merger and InTouch Merger; and (ii) the Memorandum may be revised, to reflect (A) the foregoing; (B) other potential acquisitions; and (C) other new developments, during such interim period, in Parent's or Sub's business, finance, capital or property, provided that such developments do not have a material adverse effect on Parent.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 CONDUCT OF BUSINESS BY MICRO PENDING THE MERGER. From and after the date hereof, prior to the Effective Time, except as contemplated by this Merger Agreement, unless Parent shall otherwise agree in writing, Micro shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted, use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Micro to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated by this Merger Agreement unless Parent shall otherwise agree in writing, prior to the Effective Time, Micro shall not:

          (a) (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or, authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any shares of capital stock of Micro or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities issued by Micro or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities;

          (c) amend its Certificate of Incorporation, By-laws or other comparable organizational documents;

          (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Micro;

          (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets outside the ordinary course of business;

          (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities of Micro, guarantee any debt securities of another Person or enter into any "keep well" or other agreement to maintain any financial condition of another Person, make any loans, advances or capital contributions to, or investments in, any other Person, or settle or compromise any material claim or litigation; or

          (g) authorize any of, or commit or agree to take any of, the foregoing actions.

     6.2 ACCESS TO INFORMATION. From the date hereof through the Effective Time, Micro shall afford to Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of Micro, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of Micro.

     6.3 TAX ELECTIONS. Micro shall, before settling or compromising any material income tax liability of Micro, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

     6.4 PUBLIC ANNOUNCEMENTS. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including, without limitation, applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated by this Agreement shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent, and none of the Micro Shareholders shall make any such disclosure without the prior written consent of Parent.

     6.5 TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES AND EXPENSES. Parent agrees that, to the extent it is legally able to do so, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

     6.6  OPTIONS.

          (a) Micro hereby covenants and agrees that at the Effective Time, all of the outstanding options, warrants and other rights to purchase capital stock of Micro (all of which are set forth on Schedule 4.3(a) hereto) (collectively,
                                        ---------------
the "Micro Stock Rights") shall have been properly canceled, and all rights and obligations thereunder shall have been terminated.

          (b) At the Effective Time, Parent shall issue options to purchase up to 50,000 shares of validly issued, fully paid and nonassessable Parent Stock, at an exercise price of $5.00 per share, to those Persons listed on Schedule 6.6(b) hereto (or
                                                     ---------------
to such other individuals as are selected by Micro and approved by Parent), pursuant to the IXL Holdings, Inc. 1996 Stock Option Plan, as amended (the "Parent Stock Option Plan"). If fewer than 50,000 options are issued at Closing, the Controlling Shareholders shall have the right to designate (subject to Parent's approval, unless the designees are the Controlling Shareholders themselves) other Persons or employees to receive the remaining options, provided such right shall expire three months after the Effective Time.

     6.7 FURTHER ASSURANCES. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions of this Agreement.

     6.8 FINAL NEW YORK FRANCHISE TAX REPORT. The Surviving Corporation will, within 30 days after the filing of the New York Certificate of Merger, file a final cessation franchise tax report, and promptly pay to the department of taxation and finance all fees and taxes (including penalties and interest), if any, due by Micro to the department of taxation and finance, in accordance with
Section 907(e)(2)(h) of the BCL.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     7.1 CONDITIONS TO OBLIGATION OF MICRO AND THE MICRO SHAREHOLDERS TO EFFECT THE MERGER. The obligation of Micro and the Micro Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Parent and Sub shall have performed in all material respects their respective agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement;

          (b) (i) the appropriate officers of Parent shall have executed and delivered to Micro at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-1" hereto, and (ii) the
                                          -------------
appropriate officers of Sub shall have executed and delivered to Micro at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-2" hereto;
        -------------

          (c)  Parent shall have obtained all of the Consents, if any, listed on
Schedule 7.1(c) hereto;
---------------

          (d) Micro shall have received a corporate certificate of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, both as certified by the Secretary of State of Delaware;

          (e) there shall have been delivered to each of the Controlling Shareholders at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement of Parent, dated as of the hereof (the "Agreement to be Bound to the Registration Rights Agreement"), substantially in the form of Exhibit "B" hereto;
            -----------

          (f) Parent shall have executed and delivered at the Closing an Option Agreement for each of the Persons listed on Schedule 6.6(b) hereto receiving
                                            ---------------
options to purchase Parent Stock, substantially in the form of Exhibit "C"
                                                               -----------
hereto;

          (g) Parent shall have paid off, at the Closing, all amounts due under that certain Promissory Note of Micro, in favor of Alice Baum and Debra Freedman, in the principal amount of $250,000, plus any accrued interest calculated through the date of such payment;

          (h) Micro shall have received, at the Closing, a duly executed opinion of counsel to Parent and Sub, substantially in the form of Exhibit "D"
                                                                   -----------
hereto;

          (i) Micro shall have received from Parent and Sub such other documents as Micro's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Micro's counsel; and

          (j) Sub shall have executed and delivered an Assignment and Assumption Agreement, substantially in the form of Exhibit "H" hereto, with
                                                   -----------
respect to Micro's Sublease (as defined therein).

     7.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time of the following conditions:

          (a) Micro and the Micro Shareholders shall have performed in all material respects their respective agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Micro and the Micro Shareholders contained in this Merger Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement;

          (b) Parent shall have completed its due diligence review of Micro's customer information, employees and software not provided to Parent prior to the date of this Agreement, and shall have completed its financial due diligence with respect to

Micro's customer information; and shall be satisfied that (i) nothing in such review could reasonably be expected to cause a material adverse change in the Micro Business or in the financial condition of Micro, and (ii) the features, functionality and performance of the Iguana Software are reasonably satisfactory to Parent;

          (c) the appropriate officers of Micro shall have executed and delivered to Parent at the Closing, a closing certificate, and incumbency certificate substantially in the form of Exhibit "E" hereto;
                                         -----------

          (d) Micro and the Micro Shareholders shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(d) hereto;
                                                   ---------------

          (e) there shall have been delivered to Parent at the Closing, duly executed by the Controlling Shareholders, (i) an Agreement to be Bound to the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (the "Stockholders' Agreement"), substantially in the form of Exhibit
                                                                       -------
"F" hereto; and (ii) an Agreement to be Bound by the Registration Rights
---
Agreement;

          (f) Parent shall have received a corporate certificate of good standing for Micro, and a copy of the Certificate of Incorporation of Micro, both as certified by the Secretary of State of New York;

          (g) as of three business days prior to the Closing, the Micro Debt (as defined on Schedule 3.1(c) hereto) shall be no greater than $700,000, all of
               ---------------
which will be paid at Closing and reduce the cash available at Closing for the Controlling Shareholders;

          (h) Micro shall have complied with its obligations under Section 6.6(a) hereof;

          (i) Parent shall have received, at the Closing, a duly executed opinion of counsel to Micro and the Micro Shareholders, substantially in the form of Exhibit "G" hereto;
        -----------

          (j) Parent shall have received evidence satisfactory to it that Micro has filed, pursuant to Section 907(e)(2)(H) of the BCL, an estimated cessation franchise tax report through the anticipated Closing Date;

          (k) Parent shall have received from Micro or the Micro Shareholders, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel;

          (l) Parent shall have received evidence satisfactory to it that at the Closing the assets and properties used in the Micro Business are free and clear of all Liens other than Permitted Liens; and

          (m) Micro shall have executed and delivered an Assignment and Assumption Agreement, substantially in the form of Exhibit "H" hereto, with
                                                   -----------
respect to its Sublease (as defined therein).


                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1  INDEMNIFICATION BY PARENT.

          (a) Parent shall indemnify and hold the Micro Shareholders and Micro's directors, officers, employees and agents (collectively, the "Micro Indemnified Parties") harmless from and against, and agree promptly to defend each of the Micro Indemnified Parties from and reimburse each of the Micro Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively a "Micro Loss") that any of the Micro Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Parent pursuant to this Agreement; and

                    (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

          (b) Notwithstanding any other provision to the contrary Parent shall not have any liability under Section 8.1(a) above (i) unless the aggregate of all Micro Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $3,700,000 in the aggregate, and
(iii) unless the Micro Shareholders have asserted a claim with respect to the matters set forth in Section 8.1(a) above within two years of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Micro Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

     8.2  INDEMNIFICATION BY THE MICRO SHAREHOLDERS.

          (a) The Controlling Shareholders shall severally indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to promptly defend each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy of any representations and warranties made by Micro or the Controlling Shareholders in or pursuant to this Agreement, or in any instrument certificate or affidavit delivered by the same at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Micro or the Micro Shareholders to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Micro pursuant to this Agreement; and

                    (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.2.

          (b) Notwithstanding the above and subject to Section 8.2(c) below, the Controlling Shareholders collectively shall not have any liability under
Section 8.2(a) above (i) unless the aggregate of all Parent Losses for which the Controlling Shareholders would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $3,700,000 in the aggregate, and
(iii) unless Parent has asserted a claim with respect to the matters set forth in Section 8.2(a) above within two years of the Effective Time, except with respect to the matters arising under Sections 4.18, 4.19, 4.20 or 4.24 hereof, in which event Parent must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i), (ii) or (iii) above.

          (c) Notwithstanding the above, (i) claims for indemnification against the Controlling Shareholders shall be asserted against them pro rata to their respective Micro Stock holdings immediately prior to the Effective Time, relative to their aggregate Micro Stock holdings at such time; and (ii) the liability of the Controlling Shareholders under Section 8.2(a) above shall not exceed (A) as to Steven C. Baum, $2,035,000, and (B) as to Eric H. Freedman, $1,665,000.

     8.3  NOTIFICATION OF CLAIMS; ELECTION TO DEFEND

          (a) A party entitled to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 8.1 or 8.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party; provided, however, that if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any such Claim at its own expense (except to the extent provided in the foregoing sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the foregoing sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 8.3(a) hereof of its election to defend in good faith any such third party Claim. So long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential expect to the extent required for defense of the relevant Claim. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including, without limitation, a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations with respect thereto. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 10% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

     8.4 PAYMENT. Any Indemnifying Party may, at such Indemnifying Party's option, pay amounts due under this Article VIII by delivery of shares of Parent Stock having a value equal to the amount due. For purposes of this provision, the value of the Parent Stock shall be deemed to be $5.00 per share.

     8.5 EXCLUSIVE REMEDY. Provided that the Closing occurs, the remedies set forth in this Article VIII shall be the sole remedy for a breach of this Agreement by the other party.


                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     9.1  TERMINATION.   This Merger Agreement may be terminated at any time
prior to the Effective Time:

          (a)  by mutual written consent of Parent and Micro;

          (b) by Micro, upon a material breach of this Merger Agreement on the part of Parent or Sub which has not been cured and which would cause any condition set forth in Section 7.1 to be incapable of being satisfied within two weeks of the date on which this Merger Agreement is executed and delivered by all parties hereto;

          (c) by Parent, upon a material breach of this Merger Agreement on the part of Micro set forth in this Merger Agreement which has not been cured and which would cause any condition set forth in Section 7.2 to be incapable of being satisfied within two weeks of the date on which this Merger Agreement is executed and delivered by all parties hereto;

          (d) by Parent, if the condition set forth in Section 7.2(b) hereof shall not have been satisfied;

          (e) by Parent or Micro if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or fueling shall have become final and nonappealable; or

          (f) by either Parent or Micro if the Merger shall not have been consummated within two weeks of the date on which this Merger Agreement is executed and delivered by the parties hereto (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement).

     9.2  FEES AND EXPENSES.

          (a) If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Merger Agreement shall be paid by the Surviving Corporation; provided, however, that the fees and expenses incurred by Micro and the Micro Shareholders in excess of $50,000 shall be paid by the Controlling Shareholders.

          (b) If the Merger is not consummated for a reason other than the willful and material breach of this Agreement by a party, all fees and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such fees or expenses.

          (c) If the Merger is not consummated because of a willful and material breach of this Merger Agreement by any party, the nonbreaching party shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its rights under this Agreement with respect to such breach shall be paid by the party breaching this Merger Agreement.

     9.3 AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of Micro, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the Micro Shareholders, or
(iii) under applicable law would require approval of the Micro Shareholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the Micro Shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time, any such amendment must be signed by the former holders of a majority of the Micro Stock.

     9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              GENERAL PROVISIONS

     10.1 SURVIVAL; RECOURSE. None of the agreements contained in this Agreement shall survive the Merger, except that (i) the agreements contained in
Article III hereof, the covenants contained in Article VI hereof, the obligations to indemnify contained in Article VIII hereof and the agreements of the Surviving Corporation referred to in Sections 10.10 and 10.11 hereof, shall survive the Merger (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V of this Agreement shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Micro or Parent, and shall bind the legal representatives, assigns and successors of Micro, the Micro Shareholders and Parent, for a period of two years after the Closing Date (other than the representations and warranties contained in Sections 4.18, 4.19, 4.20 and 4.24 hereof, which shall survive for the applicable statute of limitations).

     10.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Micro :                 Micro Interactive, Inc.
                                   100 Fifth Avenue, 10th Floor
                                   New York, New York  10011
                                   Attention:    Steven Baum
                                   Telephone:    212/366-4600
                                   Telecopy:     212/366-1393

     With a copy to:               Howard, Darby & Levin
                                   1330 6th Avenue
                                   New York, NewYork  10019
                                   Attention:    Scott F. Smith, Esq.
                                   Telephone:    212/841-1000
                                   Telecopy:     212/841-1010

     If to the Micro               To the address listed under the signature
     Shareholders:                 line of the applicable Micro Shareholder

     If to Parent or Sub:          IXL Holdings, Inc.
                                   Two Park Place
                                   1888 Emery Street, 2nd Floor
                                   Atlanta, Georgia  30318
                                   Attention:  James V. Sandry
                                   Telecopy:   404/267-3801
                                   Telephone:  404/267-3800

     With copies to:               Minkin & Snyder, A Professional Corporation
                                   One Buckhead Plaza
                                   3060 Peachtree Road, Suite 1100
                                   Atlanta, Georgia  30305
                                   Attention:  James S. Altenbach, Esq.
                                   Telecopy:   404/233-5824
                                   Telephone:  404/261-8000

     and to:                       Kelso & Company
                                   320 Park Avenue
                                   24th Floor
                                   New York, New York  10022
                                   Attention:  James J. Connors, II, Esq.
                                   Telecopy:   212/223-2379
                                   Telephone:  212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     10.3 ENTIRE AGREEMENT. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; except that the Confidentiality Agreement dated March 10, 1998 shall survive until Closing, and if the Closing shall not occur, shall remain in full force and effect, including without limitation, the confidentiality of information concerning the Iguana Software. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

     10.4 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided herein.

     10.5  Intentionally deleted

     10.6 GOVERNING LAW. This Agreement, except to the extent that the DGCL is mandatorily applicable to the Merger or the rights of the shareholders of Micro or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

     10.7 HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

     10.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     10.10 POST-CLOSING ACCESS. For a period of three years after the Closing Date, the Controlling Shareholders and their agents and representatives shall have reasonable access to the books and records of the Micro Business.

     10.11 POST-CLOSING NOTICE. To the extent the Surviving Corporation receives written notice of any event or circumstance that materially affects any of the Micro Shareholders, the Surviving Corporation shall promptly notify the a ected Micro Shareholder of such matter, information, or event and shall provide them with copies of all relevant documentation or correspondence in connection thereto.

     10.12 CERTAIN DEFINITIONS.  As used in this Merger Agreement:

           (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Micro Real Property or interfering with the ordinary conduct of any of the Micro Business; and (e) those Liens listed on Schedule 10.12 hereto;
                      --------------

          (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of Micro" shall refer to the knowledge, subject to clause (i) above, of any of the Controlling Shareholders; and

          (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of that are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including, without limitation, Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and
--------  -------
"Subsidiaries" shall not include (i) University Netcasting, Inc., or (ii) Micro.



                     - SIGNATURES ON THE FOLLOWING PAGE -

     IN WITNESS WHEREOF, Parent, Sub and Micro have caused this Agreement to be signed by their respective officers thereunder duly authorized, and each Micro Shareholder has signed this Agreement, all as of the date first written above.


                    "MICRO"

                    MICRO INTERACTIVE, INC., a New York corporation


                    By: /s/ Steven C. Baum
                        --------------------------------------
                    Title:        President



                    "PARENT"

                    IXL HOLDINGS, INC., a Delaware corporation


                    By:_______________________________________
                    Title:____________________________________

                    "SUB"

                    iXL-New York, Inc., a Delaware corporation

                    By:_______________________________________
                    Title:____________________________________



                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

     IN WITNESS WHEREOF, Parent, Sub and Micro have caused this Agreement to be signed by their respective officers thereunder duly authorized, and each Micro Shareholder has signed this Agreement, all as of the date first written above.


                    "MICRO"

                    MICRO INTERACTIVE, INC., a New York corporation


                    By: ______________________________________
                    Title:____________________________________



                    "PARENT"

                    IXL HOLDINGS, INC., a Delaware corporation


                    By: /s/ James V. Sandry
                        --------------------------------------
                    Title: Executive Vice President

                    "SUB"

                    iXL-New York, Inc., a Delaware corporation


                    By: /s/ James V. Sandry
                        --------------------------------------
                    Title: Executive Vice President



                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                    "MICRO SHAREHOLDERS"

                              /s/  Scott F. Smith
                              --------------------------------
                                   Scott F. Smith


                   Address:   Howard, Darby & Levin
                              --------------------------------
                              1330 Avenue of the Americans
                              --------------------------------
                              New York, New York 10019
                              --------------------------------


                              ________________________________




                    Address: __________________________________
                             __________________________________
                             __________________________________

                    "MICRO SHAREHOLDERS"

                               /s/ Ann McClaughlin
                              -------------------------------
                                   Ann McClaughlin



                    Address:  Michael Associates
                              --------------------------------
                              1 Evertrust Plaza
                              --------------------------------
                              Jersey City, New Jersey 07302
                              --------------------------------

                              /s/  Al Ricciardi
                              --------------------------------
                                   Al Ricciardi


                    Address:  Michael Associates
                              --------------------------------
                              1 Evertrust Plaza
                              --------------------------------
                              Jersey City, New Jersey 07302

                    "MICRO SHAREHOLDERS"


                               /s/ Alice Baum
                              ----------------------------------
                                   Alice Baum



                    Address:  Gruntal & Co
                              6800 Jericho Turnpike
                              Syosset, New York 11791


                              /s/ Lynn Shostack
                              ----------------------------------
                                  Lynn Shostack


                    Address:  Joyce International
                              156 West 56th Street, Suite 1604
                              New York, New York 10019-3800

                    "MICRO SHAREHOLDERS"

                                /s/ Steven C. Baum
                              --------------------------------
                                  Steven C. Baum


                    Address:  16 Park Circle
                              --------------------------------
                              Short Hills, New Jersey 07078
                              --------------------------------

                              --------------------------------


                              /s/ Eric H. Freedman
                              --------------------------------
                                  Eric H. Freedman


                    Address:  10 Penny Lane
                              --------------------------------
                              Scarsdale, New York 10583
                              --------------------------------

                              --------------------------------

                                   EXHIBITS
                                   --------

Parent's Closing Certificate................................     Exhibit A-1
Sub's Closing Certificate...................................     Exhibit A-2
Agreement to be Bound to Registration Rights Agreement......     Exhibit B
Option Agreement............................................     Exhibit C
Opinion of Counsel to Parent and Sub........................     Exhibit D
Micro's Closing Certificate.................................     Exhibit E
Agreement to be Bound to Stockholders' Agreement............     Exhibit F
Opinion of Counsel to Micro.................................     Exhibit G
Assignment and Assumption Agreement.........................     Exhibit H

                                SCHEDULE 3.1(B)
                                ---------------

                       MICRO SHAREHOLDERS RECEIVING CASH
                     (See Schedule 3.1(B) attached hereto)

                                SCHEDULE 3.1(C)
                                ---------------

              MICRO SHAREHOLDERS RECEIVING PARENT STOCK AND CASH
                     (See Schedule 3.1(C) attached hereto)

                                 SCHEDULE 4.1
                                 ------------

               CERTIFICATE OF INCORPORATION AND BYLAWS OF MICRO

                                SCHEDULE 4.3(A)
                                ---------------

                             RIGHTS TO MICRO STOCK

                                SCHEDULE 4.3(B)
                                ---------------

                           LIENS AGAINST MICRO STOCK

                                SCHEDULE 3.1(b)
                                ---------------

                       MICRO SHAREHOLDERS RECEIVING CASH

        Micro Shareholders              IXL Shares                  Cash
     ------------------------     ----------------------    --------------------
     Alfred Ricciardi                       0               $   79,968.00
     Alice Baum                             0               $  104,522.00
     Ann McLaughlin                         0               $   19,992.00
     Lynn Shostack                          0               $   99,960.00
     Scott F. Smith                         0               $   49,980.00
                                                            -------------
                 total:                                     $  354,422.00

                                SCHEDULE 3.1(c)
                                ---------------

              MICRO SHAREHOLDERS RECEIVING PARENT STOCK AND CASH

     Micro Shareholder       IXL Shares               Cash
--------------------------  ------------  -----------------------------
Steven C. Baum                 407,000          55% of Remaining Cash
Eric H. Freedman               333,000          45% of Remaining Cash
                               -------
                  total:       740,000

Definitions:
-----------

"Remaining Cash" means $1,500,000 reduced by the sum of (i) $354,422 paid to other Micro Shareholders as set forth on Schedule 3.1(b) and (ii) the Micro Debt.

"Micro Debt" means the outstanding indebtedness of Micro, including, without limitation, debt for borrowed money and accrued interest thereon, and accounts payable and accrued expenses (but only to the extent that accounts payable and accrued expenses exceed $200,000), but excluding deferred rent and also excluding the equipment leases set forth on Schedule 4.13 to the Merger Agreement, all as of the date three business days prior to the Closing, and all as determined in accordance with generally accepted accounting principles.

                                 SCHEDULE 4.5
                                 -------------

               CONFLICTS, REQUIRED FILINGS AND CONSENTS OF MICRO

                                 SCHEDULE 4.7
                                 ------------

                   EXCEPTIONS TO ABSENCE OF CHANGES OF MICRO

                                 SCHEDULE 4.8
                                 ------------

                       UNDISCLOSED LIABILITIES OF MICRO

                                 SCHEDULE 4.9
                                 ------------

                  EXCEPTIONS TO TITLE TO PROPERTIES OF MICRO

                                 SCHEDULE 4.10
                                 -------------

              EXCEPTIONS TO GOOD CONDITION OF EQUIPMENT OF MICRO

                                 SCHEDULE 4.12
                                 -------------

                        LIENS ON REAL PROPERTY OF MICRO

                                 SCHEDULE 4.13
                                 -------------

                                LEASES OF MICRO

                                 SCHEDULE 4.14
                                 -------------

                              CONTRACTS OF MICRO

                                 SCHEDULE 4.15
                                 -------------

                        DIRECTORS AND OFFICERS OF MICRO

                                 SCHEDULE 4.17
                                 -------------

                              LITIGATION OF MICRO

                                 SCHEDULE 4.18
                                 -------------

                EMPLOYEE BENEFIT PLANS/LABOR RELATIONS OF MICRO

                                 SCHEDULE 4.19
                                 -------------

                                ERISA OF MICRO

                                 SCHEDULE 4.23
                                 -------------

                               BROKERS OF MICRO

                                 SCHEDULE 4.25
                                 -------------

            INTEREST IN CUSTOMERS, SUPPLIERS & COMPETITORS OF MICRO

                                 SCHEDULE 4.26
                                 -------------

          EXCEPTIONS TO ACCOUNTS RECEIVABLE OF MICRO ARISING IN THE
                          ORDINARY COURSE OF BUSINESS

                                 SCHEDULE 4.28
                                 -------------

                          INSURANCE POLICIES OF MICRO

                                 SCHEDULE 5.1
                                 ------------

           CERTIFICATE OF INCORPORATION AND BYLAWS OF PARENT AND SUB

                                 SCHEDULE 5.4
                                 ------------

                               PARENT LITIGATION

                                 SCHEDULE 5.5
                                 ------------

                            PARENT AND SUB BROKERS

                                 SCHEDULE 5.6
                                 ------------

       OUTSTANDING OBLIGATIONS TO ISSUE PARENT OPTIONS, WARRANTS OR OTHER
                              PARENT STOCK RIGHTS

                                 SCHEDULE 5.7
                                 ------------

                            SUBSIDIARIES OF PARENT

                                 SCHEDULE 5.9
                                 ------------

                        PARENT UNDISCLOSED LIABILITIES

                                 SCHEDULE 5.13
                                 -------------

                  EXCEPTIONS TO ABSENCE OF CHANGES OF PARENT

                                SCHEDULE 6.6(B)
                                ---------------

                      RECIPIENTS OF PARENT STOCK OPTIONS

                                SCHEDULE 7.1(C)
                                ---------------

                                PARENT CONSENTS

                                SCHEDULE 7.2(D)
                                ---------------

                                MICRO CONSENTS

                                SCHEDULE 10.12
                                --------------

                           PERMITTED LIENS OF MICRO